December 8, 2006

Securities and Exchange Commission
Mail Stop 11-3
450 Fifth St NW
Washington DC 20549

Dear Sirs and Madams:

We have read the section titled "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" in the third amendment of the Form SB-1/A, dated December 8, 2006, of Kinder Travel, Inc. and we agree with the statements made.

/S/ PETERSON SULLIVAN PLLC

Seattle, Washington